Exhibit 10.9

February 7, 2022

Gerasimos (Jerry) Portocalis

Via email

Re: Confirmatory Employment Letter

Dear Gerasimos (Jerry):

This confirmatory employment letter agreement (the “Agreement”) is entered into between Gerasimos (Jerry) Portocalis (“you”) and Paymentus Holdings, Inc. (the “Company” or “we”), effective as of the date of this Agreement as first set forth above (the “Effective Date”), to confirm the terms and conditions of your employment with the Company as of the Effective Date.

1.
Title and Position. You will continue to serve as the Company’s Chief Commercial Officer. You also will continue to report to the Company’s Chief Executive Officer (“CEO”) and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the CEO.
1.
Base Salary. As of the Effective Date, your annual base salary will be $400,000 (“Salary”), which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your base salary will be subject to review and adjustment from time to time by the Board of Directors of the Company (the “Board”) or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.
2.
Annual Bonus. For the Company’s 2022 fiscal year, you will be eligible for a target annual cash bonus opportunity equal to $250,000. Any annual bonus will be subject to performance and other criteria established by the Board or the Committee, as applicable, in its sole discretion, and your continued employment through the date that bonus is paid to you. The Board or the Committee, as applicable and in its sole discretion, may approve that the Company grant additional discretionary bonus amounts to you.
3.
Equity Awards. You will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time, as determined by the Board or Committee, as applicable, in its sole discretion.
4.
Employee Benefits. You will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.

1.
Severance. You will be eligible to participate in the Company’s Change in Control and Severance Agreement (the “CIC Agreement”) established, and as may be in effect from time to time, for senior-level employees that is applicable to you consistent with your position within the Company.
5.
Confidentiality Agreement. Your acceptance of this Agreement confirms that the terms of the Employment Terms and Conditions Agreement between you and the Company dated October 11, 2012, as may be amended or amended and restated from time to time (the “Confidentiality Agreement”) still apply.
6.
At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any of its affiliates. Your employment with the Company is for no specified period and will continue to constitute at‑will employment.
7.
Taxes. The Company (or its affiliate, as applicable) will have the right and authority to deduct from any payments or benefits under this Agreement or require you to remit to the Company (prior to providing any such payments or benefits), all applicable federal, state, and local taxes or other required withholdings and payroll deductions (“Withholdings”). The payments and benefits under this Agreement are intended to be exempt from, or otherwise to comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and other formal guidance promulgated thereunder (“Section 409A”) so that none of the payments and benefits under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to be exempt or to so comply. Notwithstanding any contrary Agreement provision, the Company reserves the right to amend the Agreement as it deems necessary or advisable, in its sole discretion and without your consent or the consent of any other person or entity, to comply with Section 409A or to avoid income recognition under Section 409A or to otherwise avoid the imposition of additional tax under Section 409A prior to the actual payment or provision of any payments or benefits under this Agreement. In no event will the Company, or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse or indemnify you or hold you harmless for any taxes imposed, or other costs incurred, as a result of Section 409A.
8.
Protected Activity Not Prohibited. Notwithstanding any contrary provision of the Agreement or the Confidentiality Agreement, nothing in this Agreement, or the Confidentiality Agreement will prohibit or impede you from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” will mean communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity, including, but not limited to, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that, in each case, such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information (as defined in the Confidentiality Agreement or any other agreement between you and the Company or any parent, subsidiary or other affiliate of the

Company relating to the protection of confidential information) in a manner not protected by applicable law (each, a “Confidential Information Agreement”) to any parties other than the Governmental Entities. You further understand that Protected Activity does not include disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement or any Confidential Information Agreement that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. You understand and acknowledge that pursuant to the Defend Trade Secrets Act of 2016 (a) an individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
9.
Miscellaneous. This Agreement, together with the Confidentiality Agreement, your CIC Agreement dated on or about the date hereof, and 2012 Equity Incentive Plan and 2021 Equity Incentive Plan and award agreements governing the equity awards granted to you by the Company, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior representations or agreements between you and the Company. This Agreement will be governed by the laws of the State of Texas but without regard to the conflicts of law provision. This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.

[Signature page follows]

To confirm the terms and conditions of your employment with the Company, please sign and date in the spaces indicated and return this Agreement to me.

Sincerely,

PAYMENTUS HOLDINGS, INC.

By: /s/ Andrew Gerber

Name: Andrew Gerber

Title: General Counsel and Secretary

Agreed to and accepted:

/s/ Gerasimos (Jerry) Portocalis

Gerasimos (Jerry) Portocalis

Dated: February 7, 2022

[Signature page to Confirmatory Employment Letter]